                                                                    EXHIBIT 99.1

                             [LETTERHEAD OF VENTAS]



                                                        Contact: Debra A. Cafaro
                                                        President and CEO
                                                        (502) 357-9000


                       VENCOR REORGANIZATION PLAN APPROVED
                         Ventas Shareholders to Benefit

LOUISVILLE, KY (March 1, 2001) - Ventas, Inc. (NYSE:VTR) ("Ventas" or the "Company") said today that the Delaware Bankruptcy Court confirmed the Fourth Amended Plan of Reorganization (the "Plan" or the "Reorganization Plan") of its primary tenant, Vencor, Inc. ("Vencor"), setting the stage for Vencor to emerge from Chapter 11 bankruptcy.

     "This is a very positive outcome for Ventas shareholders," Ventas President and CEO Debra A. Cafaro said. "Ventas can look forward to a stable revenue stream, with healthy rent escalations each year, from a creditworthy tenant. With a sustainable capital structure in place, Vencor can focus on improving its operations, credit profile and profitability."

     Ventas, Vencor's principal landlord, voted in favor of Vencor's Reorganization Plan. The Plan also received overwhelming support from those creditors entitled to vote, including Vencor's senior bank creditors, Vencor's subordinated noteholders and the Department of Justice (DOJ) on behalf of the United States. The Plan includes a full settlement with the DOJ releasing Vencor and Ventas from all Medicare billing disputes, investigations and claims brought by the United States.

     Ventas said the effective date for the Vencor Plan (the "Effective Date") is expected to occur within the next 45 days, but no later than May 1, upon satisfaction of all conditions to effectiveness. There can be no assurances that the Effective Date will occur within that timeframe or that the Plan will become effective. Conditions to the Vencor Effective Date include closing of Vencor's $120 million new revolving credit facility; execution of lease documentation and financing documentation; and issuance of Vencor's new stock to Ventas, the senior bank creditors and the subordinated noteholders.

     Ventas added that consistent with the terms of the existing Rent Stipulation with Vencor, if the Effective Date is after March 31, 2001, it would receive April rent from Vencor at the same stipulated monthly rate that Vencor has been paying since September 1999 of $15.133 million per month ($181.6 million per year).

     If the Vencor Effective Date occurs after March 31, 2001, Ventas will exercise the option contained in its credit agreement to extend the deadline by which the Effective Date must occur. Ventas has the option to extend such deadline through June 30, 2001.

     Ventas intends to provide detailed guidance about its expected 2001 Funds From Operation (FFO) and 2001 dividend on or about the Vencor Effective Date.

     Ventas is a real estate investment trust whose properties include 45 hospitals, 216 nursing centers, and eight personal care facilities operating in 36 states.

     This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"). All statements regarding the Company's and its subsidiaries' expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust, plans and objectives of management for future operations and statements that include words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "could," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from the Company's expectations. The Company does not undertake any duty to update such forward-looking statements.

     Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company's filings with the Securities and Exchange Commission. Factors that may affect the plans or results of the Company include, without limitation, (a) the treatment of the Company's claims in the chapter 11 cases of its primary tenant, Vencor, Inc. and certain of its affiliates (collectively referred to in this paragraph as "Vencor"), as well as certain of its other tenants, (b) the ability and willingness of Vencor to continue to meet and/or honor its obligations under the agreements the Company and Vencor entered into in connection with the 1998 spin off by the Company of Vencor (the "1998 Spin Off"), including, without limitation, the obligation to indemnify and defend the Company for all litigation and other claims relating to the health care operations and other assets and liabilities transferred to Vencor in the 1998 Spin Off, (c) the ability of Vencor and the Company's other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company's success in implementing its business strategy, (e) the nature and extent of future competition, (f) the extent of future health care reform and regulation, including cost containment measures and changes in reimbursement policies and procedures, (g) increases in the cost of borrowing for the Company,
(h) the ability of the Company's operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company, (j) the results of the settlement discussions Vencor and the Company have been engaged in with the federal government seeking to resolve federal civil and administrative claims against them arising from the participation of Vencor facilities in various federal health benefit programs, (k) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete,(l) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due,
(m) the ability and willingness of the Company to maintain its qualification as a real estate investment trust due to economic, market, legal, tax or other considerations, and (n) final determination of the Company's taxable net income for 2000. Many of such factors are beyond the control of the Company and its management